Exhibit 99.1

William C. Oldaker and Scott V. Ogilvie Join Neuralstem Board of Directors

ROCKVILLE, Md., April 24 /PRNewswire-FirstCall/ -- Neuralstem, Inc. (OTC Bulletin Board: NRLS), a stem cell company focusing on treatments for central nervous system diseases and conditions, announced the appointment of Scott V. Ogilvie and William C. Oldaker as members of the Board of Directors. The total number of Board members is now four.

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"Bill and Scott are both highly accomplished leaders with successful public and private corporate board experience that will help guide Neuralstem as we prepare to move to a National Exchange, investigate opportunities for international expansion, and begin human clinical development of our first Neural Stem Cell therapeutic," commented Neuralstem CEO, Richard Garr.

Mr. Oldaker, is a founding member and partner of the Washington, D.C. law firm, Oldaker, Biden & Belair, LLP, and a partner in The National Group. He served on the National Bioethics Advisory Commission until 2001, a position to which he was appointed by President Clinton. Mr. Oldaker was also a founder of the WashingtonFirstBank, in Washington D.C., where he continues to serve as a member of the Board of Directors. Previously, he served as a Director of Century National Bank.

Mr. Ogilvie is CEO and President of Gulf Enterprises International, Ltd., an investment company with US and Gulf Cooperation Council ("GCC") operating partners and shareholders, which brings international expertise, investment capital and operating platforms to Middle Eastern and North African markets across a variety of industries. Mr. Ogilvie is also Managing Director & COO of CIC Group, a privately-held international financial services and investment holding company. He began his career focusing on securities law with Hill, Farrer & Burrill, in Los Angeles.

About Neuralstem

Neuralstem's patent-protected technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is no effective treatment. The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2007.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson's Disease. The company's cells recently extended the life of rats with ALS (Lou Gehrig's disease) in a paper published in the journal TRANSPLANTATION, and were deemed viable for continued work in neurodegenerative spinal conditions. The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit http://www.neuralstem.com.

This press release contains forward-looking statements. Neuralstem wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, US FDA responses, and responses from othern jurisdictions, to various regulatory submissions; SEC responses to various registration submissions; changes in corporate strategy; the need to raise additional capital; the success or failure of other private and public organizations and/or academic and corporate institutions engaged in stem cell research and development, and the market for stem cell research in general. For further information, please review the company's SB-2 filing with the Securities and Exchange Commission, and its 10-K for the year ending December 31, 2006.

SOURCE Neuralstem, Inc.

-0-	04/24/2007

/CONTACT: Richard Garr, President of Neuralstem, +1-301-366-4960; or
Media Contact: Deanne Eagle of Planet Communications, +1-917-837-5866; or
Investor Relations: Ira Weingarten, +1-805-897-1880, or Steve Chizzik,
+1-908-688-9111, both of Equity Communications/
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/Web site: http://www.neuralstem.com /
(NRLS)